Exhibit 4.13

OFFICE AND INDUSTRIAL LEASE AGREEMENT

between

LIBERTY PROPERTY PHILADELPHIA LIMITED PARTNERSHIP V (“Landlord”)

and

APPTEC LABORATORY SERVICES, LLC (“Tenant”)

Dated: December 3, 2002

TABLE OF CONTENTS

(Single Tenant Office and Industrial)

23.	Tenant’s Authority	22

24.	Liability of Landlord	22

25.	Miscellaneous	23

26.	Notices	23

27.	Security Deposit	24

28.	Brokers	25

29.	Construction of Base Building and Tenant Improvements	25

30.	Rent Commencement Date	25

31.	Lease Contingency	25

32.	Keystone Opportunity Zone Provisions	26

33.	City of Philadelphia Provisions	26

34.	Right of First Offer	27

35.	Expansion Right	28

36.	Leasehold Mortgages	30

37.	Severance of the Lease	32

INDEX OF DEFINED TERMS

Defined Term	Section Reference

ADA	Addendum 1

Additional Rent	Addendum 1

Affiliate	Addendum 1

Agents	Addendum 1

Agreement of Sale	§31(a)

Alteration	Addendum 1

Annual Operating Expenses	§ l(h)

Base Building Design Development Documents	Exhibit “D” l(b)(ii)

Base Building Schematic Documents	Exhibit “D”(b)(i)

Base Building Scope Documents	Exhibit “D” l(b)

Base Building Work	Exhibit “D” l(a)

Base Rent Adjustment Date	§ 4(d)

Building Shell	Exhibit “D” 1(a)

Biological Material	Addendum 1

Building	§ 1(b)

Building Operating Expenses	Addendum I

Building System	Addendum I

Business Day	Addendum 1

City/Tenant Financing	§ 31(b)

Commencement Date	§ 1(e), § 30

CPI	§ 4(b)

Environmental Laws	Addendum 1

Event of Default	Addendum 1

Excess Tenant Allowance	§ 35(a)(vi)

Excusable Delays	Exhibit “D” 4

Expiration Date	§ 1(f)

Extension Notice	§ 4(b)

Extended Term	§ l(d), §4(c)

Defined Term	Section Reference

Extension Option	§ 4(b)

Fair Market Rental Value	§ 4(b)

“50% Complete” Base Building Construction Documents	Exhibit “D” 1 (b)(iii)

Final Base Building Construction Documents	Exhibit “D” (b)(iii)

Final Construction Documents	Exhibit “D” 2(c)

Final Punch List	Exhibit “D” 3

First Extended Term	§ 4(c)

Hazardous Materials	Addendum 1

Holidays	Addendum 1

“100% Complete” Base Building Construction Documents	Exhibit “D” l(b)(iii)

HVAC	Addendum 1

Initial Monthly Rent	§ l(i)

Initial Term	§ 1(c), § 4(a)

Interest Rate	Addendum 1

Land	§l(a)

Landlord	Preamble

Landlord’s Construction Warranty Period	Exhibit “D” 7

Landlord’s General Contractor	Exhibit “D” 1(a)

Latent Defects	Exhibit “D” 4

Laws	Addendum 1

LC	§ 27

Maintain	Addendum 1

Maintenance	Addendum 1

Minimum Annual Rent	§ l(g)

Monthly Rent	Addendum 1

Mortgage	Addendum 1

Mortgagee	Addendum 1

Permitted Activities	§ 10(d)

Permitted Materials	§ l0(d)

Defined Term	Section Reference

Premises	§ 1(a)

Proposed Base Building Design Development Documents	Exhibit “D” l(b)(ii)

Punch List	Exhibit “D”3

Qualified Appraiser	§ 4(c)

Rent	Addendum 1

Rent Commencement Date	§ 30

Rentable Square Feet	Addendum 1

Security Deposit	§ 27

Second Extended Term	§ 4(c)

Substantial Completion	Exhibit “D” 4

Taken or Taking	Addendum 1

Target Turnover Date	§ 1(p)

Telecommunications Equipment	§ 7(d)

Tenant	Preamble

Tenant General Contractor	Exhibit “D” 5(b)

TI Grant	§ 31(a)

Tenant Improvements	§ l(o); Exhibit “D” 5(a)

Tenant Improvement Plans	Exhibit “D” 5(a)

Tenant Improvement Price	Exhibit “D” 5(b)

Term	§ 4(e)

Transfer	Addendum 1

Use	§ 1(j)

THIS LEASE AGREEMENT is made by and between LIBERTY PROPERTY PHILADELPHIA LIMITED PARTNERSHIP V, a Pennsylvania limited partnership (“Landlord”) and APPTEC LABORATORY SERVICES, LLC, a limited liability company organized under the laws of Minnesota (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant (the “Effective Date”).

1. Basic Lease Terms and Definitions

(a) Premises: Effective as of the Commencement Date, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord all of the following (collectively, the “Premises”): (i) the Land; (ii) the Building to be constructed on the Land in accordance with the- terms of this Lease and containing approximately 75,200 Rentable Square Feet of shell condition space; (iii) the exclusive right of Tenant to utilize all of the 200 surface parking spaces to be located on the Land for the employees and invitees of Tenant without charge subject, however, to the right reserved by Landlord to utilize the Land on which the parking spaces are located for the purpose of constructing, installing, maintaining, utilizing and granting easements in and to others for electric, sewer, water, telephone, utility, computer, data processing and communications pipes, cables, wires, lines and facilities, so long as none of the above shall unreasonably interfere with the use and occupancy of the Premises by Tenant for the Use and so long as Landlord complies with such requirements as maybe reasonably established by Tenant and of which Landlord has been provided written notice to minimize any disruption to Tenant’s business operations. As used herein, “Land” shall mean that certain 15-acre lot located within the Philadelphia Naval Business Center in Philadelphia, Pennsylvania, as more particularly described on Exhibit “A” attached hereto and made apart hereof.

(b) Building: Building to be constructed in accordance with this Lease, containing approximately 75,200 Rentable Square Feet.

Address: 4751 League Island Boulevard, within the Philadelphia Naval Business Center, Philadelphia, PA

Prior to the Commencement Date, Landlord shall cause Landlord’s architect to measure the Rentable Square Feet of the Building using BOMA standards (ANSI* Z65 1 - 1980), with no floor area loss factor. Tenant shall have the right to have Tenant’s Architect perform an independent measurement of the Rentable Square Footage of the Building using BOMA standards (ANSI* Z65 1 -1980), with no floor area loss factor. If the measurement made by Landlord’s architect differs from that of Tenant’s Architect by less than five percent (5%), the parties shall split the difference on a 50-50 basis and adjust Rentable Square Footage accordingly. If the difference is five percent (5%) or more, Landlord’s architect and Tenant’s Architect shall together select a third architect to conduct an independent measurement and the average of the two measurements closest to one another shall be deemed to be the final Rentable Square Footage of the Building. If the measurement made pursuant to the foregoing provisions of this paragraph discloses that the Rentable Square Feet of the Building as determined by such measurement differs from the Rentable Square Feet for the Building stated in Section l(b) of this Lease, the Minimum Annual Rent (and Monthly Rent relating thereto) for the Building shall be adjusted on a per actual Rentable Square Foot basis.

1

(c) Initial Terra (§5): Fifteen (15) years plus any partial month from the Commencement Date until the first day of the first full calendar month during the Term.

(d) Extended Terms: Two (2) options to extend the term for a period of seven (7) years each.

(e) Commencement Date: The date on which Substantial Completion of the Base Building Work occurs.

(f) Rent Commencement Date: See § 30 below.

(g) Expiration Date: As to the Initial Term, the fifteenth (15th) anniversary of the Rent Commencement Date, and with respect to each Extended Term that applies, the last day of such Extended Term.

(h) Minimum Annual Rent: If the Building contains 75,200 Rentable Square Feet, the Minimum Annual Rent during the first Lease Year shall be $906,160.00, payable in monthly installments of $75,513.33 and based on $12.05 per Rentable Square Foot (R.S.F.), and the Minimum Annual Rent during the second Lease Year shall be $911,424.00, payable in monthly installments of $75,952.00 and based on $12.12 per Rentable Square Foot (R.S.F.). Thereafter, the Minimum Annual Rent shall be as follows, with an increase of two percent (2%) per year after the third Lease Year:

Lease Year	Rate per R.S.F.	Annual	Monthly	Lease Year	Rate per R.S.F.	Annual	Monthly
3	$12.36	$929,652.48	$77,471.04	9	$13.92	$1,046,939.68	$87,244.97
4	$12.61	$948,245.53	$79,020.46	10	$14.20	$1,067,878.47	$88,989.87
5	$12.86	$967,210.44	$80,600.87	11	$14.48	$1,089,236.04	$90,769.67
6	$13.12	$986,554.65	$82,212.89	12	$14.77	$1,111,020.76	$92,585.06
7	$13.38	$1,006,285.74	$83,857.14	13	$15.07	$1,133,241.18	$94,436.76
8	$13.65	$1,026,411.45	$85,534.29	14	$15.37	$1,155,906.00	$96,325.50
				15	$15.68	$1,179,024,12	$98,252.01

(i) Annual Operating Expenses: Currently estimated to be $228,232.00, payable in monthly installments of $19,019.33, subject to adjustment as provided in this Lease. The budget for the estimated first Lease Year Operating Expenses is attached hereto as Exhibit “B”.

(j) Initial Monthly Rent (monthly Minimum Annual Rent based upon a Building containing 75,200 Rentable Square Feet, plus estimated monthly Annual Operating Expenses): $97,494.29.

(k) Use: For general office, warehouse, manufacturing, laboratory, mechanical and shipping purposes and other lawful purposes that comply with applicable zoning requirements and that are compatible with the structural capability of the Building and with an office/research facility.

(1) Security Deposit: See §27.

(m) Address For Notices:

Landlord:	Liberty Property Philadelphia Limited Partnership V

8 Penn Center, Suite 1100 Philadelphia, PA 19103 Attention: John S. Gattuso, Senior Vice President

Tenant:	Before the Commencement Date:

AppTec Laboratory Services, LLC 2540 Executive Drive St. Paul, MN 55120 Attention: Bonita Baskin, Ph.D, Chief Executive Officer

On or after the Commencement Date: Premises

(n) Broker: The Staubach Company

(o) Guarantor: None

(p) Tenant Improvement Allowance: an amount to be provided by Landlord and applied against the cost of designing and building those leasehold improvements which Tenant desires to make to the Building beyond the Substantial Completion of the Building Shell (the “Tenant Improvements”) (which cost shall include, without limitation, the cost of architectural and engineering design and related fees, necessary permits and approvals, project management fees (only to the extent Landlord is requested to perform any construction work with respect to the interior of the Building) and wiring of voice and data telecommunications lines), which amount shall be equal to $22.00 per Rentable Square Foot of the Building, but shall be increased by the TI Grant.

(q) Target Turnover Date: October 27, 2003.

(r) Additional Defined Terms: See Addendum 1 for the definitions of other capitalized terms.

(s) Contents: The following are attached to and made a part of this Lease:

Addenda:	“I”	-	Additional Definitions

Exhibits:	“A”	-	Description of the Land
	“B”	-	Estimated First Lease Year Operating Expense Budget
	“C”	-	Estoppel Certificate Form
	“D”	-	Construction of Base Building Work and Tenant Improvements
	“D-l”	-	Base Building Outline Scope of Work
	“D-2”	-	Site Plan for Phases I and II
	“D-3”	-	Floor Plan for Phase I Building
	“D-4”	-	Elevations for Phase I Building
	“D-5”	-	Perspective Views of Phase I Building
	“D-6”	-	Floor Plan for Phase II Building
	“D-7”	-	Elevations for Phase II Building
	“D-8”	-	Perspective Views of Phase II Building
	“E-l”	-	Timetable for Plan Approval for Base Building Work
	“E-2”	-	Approved Design Professionals for Base Building Work
	“E-3”	-	Approved General Contractor for Base Building Work

2. Premises Landlord leases to Tenant and Tenant leases from Landlord the Premises.

3. Use Tenant shall occupy and use the Premises for and only for the Use specified in Section l(k) above and in compliance with all Laws.

4. Term: Possession

(a) If Substantial Completion of the Building Shell has not occurred and Landlord has not delivered possession of the Premises to Tenant by November 1, 2004, for any reason other than because of Force Majeure Events, Tenant shall have the right at any time thereafter before such delivery, to terminate this Lease by giving not less than sixty (60) days prior’ written notice of such termination to Landlord. If this Lease is terminated by Tenant for Landlord’s failure to deliver possession of the Premises to Tenant, Landlord shall promptly reimburse Tenant for all costs incurred by Tenant in connection with this Lease, including Tenant’s reasonable attorneys’ fees.

(b) The Initial Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with the terms of this Lease.

(c) Provided that Landlord has not given Tenant notice of monetary default more than two (2) times in the Lease year immediately preceding the then applicable Expiration Date and that there then exists no Event of Default by Tenant under this Lease, Tenant shall have the right to extend the Base Term for two (2) additional periods of seven (7) years each (the first of which is referred to herein to as the “First Extended Term” and the second of which is referred to herein as the “Second Extended Term”) (the First Extended Term and the Second Extended Term are individually referred to herein as an “Extended Term”). If Tenant exercises any of its rights to extend the Lease Term, all of the terms of this Lease shall continue in full force and effect during any Extended Term except that there shall be no further options to extend beyond the Second Extended Term and the Minimum Annual Rent shall be determined in accordance with Section 4(d) below. The right to extend the Lease Term is not assignable separately from the Lease, but shall be exercisable by Tenant’s permitted successors and assigns Tenant must exercise its right to extend the Lease Term by giving Landlord written notice of such election on or before the date which is one (1) year prior to the date on which this Lease would otherwise expire. Any notice from Tenant exercising Tenant’s right to extend the Lease Term is hereinafter referred to as “Tenant’s Extension Notice”.

(d) The Minimum Annual Rent during the first year of the First Extended Term shall be equal to ninety-five percent (95%) of the Fair Market Rental Value of the Premises. The Fair Market Rental Value shall be conclusively deemed to equal the then fair market value for properties of equivalent quality, size and utility in the Philadelphia region, but without considering the value of those leasehold improvements which Tenant has made at Tenant’s expense provided that the Minimum Annual Rent for the first year of each Extended Term shall not be less than the Minimum Annual Rent payable by Tenant in the last year of the Initial Term or the First Extended Term, as applicable. Furthermore, beginning on the first day of the second Lease year of the First Extended Term and continuing through each Lease year of the Second Extended Term (if Tenant has exercised its option with respect thereto) (each a “Base Rent Adjustment Date”), the Minimal Annual Rent for each year of each Extended Term shall be adjusted by the annual change in the CPI; but in no event shall such Minimum Annual Rent for each such Lease year be less than the Minimum Annual Rent payable by Tenant in the immediately preceding Lease year. As used herein, “CPI” means the Consumer Price Index for All Urban Wage Earners and Clerical Workers - United States Average; All Items (1982- 1984=100), as issued from time to time by the Federal Bureau of Labor Statistics or any successor agency or any other measure employed in lieu of such index that measures the cost of living nationally (hereinafter called the “CPI”) between the commencement date of the first Lease year of the First Extended Term and Base Rent Adjustment Date. If the CPI figure for a Base Rent Adjustment Date is not immediately available, the Landlord may estimate such figure (subject to adjustment and an appropriate credit or debit to Rent previously paid) pending issuance of such figure. Within thirty (30) days after receipt of Tenant’s Extension Notice, Landlord shall forward to Tenant in writing Landlord’s determination of the Fair Market Rental Value. If Tenant objects to the Fair Market Rental Value as quoted by Landlord, Landlord and Tenant shall attempt in good faith to negotiate a mutually acceptable determination of Fair Market Rental Value within a period of thirty (30) days following the initial quotation by Landlord. If such negotiations have not been concluded by a mutual agreement within such thirty (30) day period, either party shall have the right to have the Fair Market Rental Value determined by appraisal. The party who desires to have the Fair Market Rental Value determined by appraisal shall notify the other party of its exercise of such right. In such case, each party shall, within thirty (30) days after delivery of the notice requiring appraisal, appoint an independent certified MAI appraiser having at least ten (10) years of experience appraising office and/or industrial buildings in Philadelphia Pennsylvania (a “Qualified Appraiser”) and notify the other party of the appraiser appointed. Each appraiser so appointed shall acknowledge and agree in writing that he has read and shall abide by the provisions of this Section 4(d) If a party does not appoint an appraiser within said 30-day period, the single appraiser appointed shall be the sole appraiser and shall determine the Fair Market Rental Value for the Extended Term. If two Qualified Appraisers are appointed, they shall be instructed to determine the Fair Market Rental Value of the Premises for the Extended Term and deliver a copy of such determination to Landlord and Tenant within thirty (30) days after their appointment. If the two appraisals differ by less than five percent (5%) of the lower appraisal, the Fair Market Rental Value shall be conclusively deemed to be equal to the arithmetic average of the two appraisals. If the two appraisals differ by more than five percent (5%) of the lower appraisal, the two appraisers shall be instructed to jointly designate a third Qualified Appraiser, who shall be instructed to provide his or her appraisal to the parties within twenty (20) days. Thereupon the Fair Market Rental Value shall be deemed to be the arithmetic average of the two closest appraisals, with the third appraisal being disregarded. The determination of Fair Market Rental Value in the manner set forth above shall be final and binding on Landlord and Tenant. If based on the determination of Fair Market Rental Value as aforesaid Tenant does not desire to proceed with the Extended Term, Tenant shall have the right to revoke its exercise of the option to extend by giving notice to Landlord within fifteen (15) days after such determination. The cost of Landlord’s appraiser shall be borne by Landlord, the cost of Tenant’s appraiser shall be borne by Tenant, and the cost of the third appraisal shall be shared equally between Landlord and Tenant; provided, however, that if Tenant revokes its exercise of the option to extend the Term as permitted by the preceding sentence, Tenant shall be responsible for the fees and expenses of all appraisers.

(e) Landlord represents and warrants that as of Substantial Completion of the Building Shell and delivery of possession of the Premises to Tenant, the Premises shall be in compliance with all applicable Laws and that there are no Hazardous Materials, including without limitation asbestos, or any underground storage tanks in, on, under or about the Premises, Landlord further represents and warrants that the Premises shall, as of the date possession is delivered to Tenant, and subject to the Punch List items being completed and except for Latent Defects, be structurally sound and in good tenantable condition. Tenant’s acceptance of possession of the Premises then completed shall be conclusively deemed to constitute Tenant’s acceptance of the same, and thereupon Tenant shall be deemed to have acknowledged that the Building Shell is in the condition required by this Lease, except as to any Punch List items and Latent Defects. Landlord makes no other warranty, express or implied, as to the condition of the Premises except as expressly set forth in this Lease.

(f) As used in this Lease, “TERM” means the Initial Term, as it may be extended pursuant to Section 4(c).

5. Rent Commencing on the Rent Commencement Date, Tenant agrees to pay to Landlord the Monthly Rent, in advance, on the first day of each calendar month during the Term, without deduction or offset, to an account designated by Landlord. If the Rent Commencement Date is not the first day of the month, the Initial Monthly Rent for that month shall be apportioned on a per diem basis and shall be paid on or before the Rent Commencement Date.

Any Rent not paid within five (5) days after days after the due date will bear interest at the Interest Rate from the date due to the date paid. In addition, Tenant will pay Landlord a late payment charge equal to the greater of $100 or five percent (5%) of any Rent which is not paid within five (5) days after Tenant receives written notice from Landlord that the same was not paid when due except that for purposes of the application of the late charge only as described in this Section 5, Landlord shall not be obligated to give notice more than once in any calendar year.

If any taxes, special assessments, fees, or other charges are imposed against Landlord by any authority with respect to the Rent, Tenant will pay these amounts to Landlord when due, provided that if it is unlawful for Tenant to reimburse Landlord for any of these amounts, the Minimum Annual Rent shall be increased by the amount of such charges, unless prohibited by law.

6. Operating Expense Adjustments; Reconciliation; Audit Rights.

(a) The amount of the Annual Operating Expenses set forth in Section l(h) represents the estimated Operating Expenses for the calendar year in which the Rent Commencement Date occurs, based upon the budget for such expenses which has been reasonably approved by Tenant prior to the execution of this Lease. Landlord may adjust this amount from time to time if the estimated annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for any extraordinary or unanticipated Operating Expenses, rather than waiting until the year-end reconciliation By March 31st of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Premises), Landlord shall provide Tenant with a statement of the Operating Expenses for the preceding calendar year or part thereof. Within thirty (30) days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment. If Tenant does not give Landlord written notice within ninety (90) days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.

(b) At Tenant’s request, Landlord shall provide Tenant with supporting documentation for any element of Operating Expenses or any other charges passed through to Tenant under this Lease. In addition, no more than once each year, Tenant and/or Tenant’s representatives shall have the right upon not less than ten (10) days’ advance written notice to Landlord and its sole expense to audit, inspect and copy Landlord’s books and records relating to Operating Expenses for the calendar year immediately preceding the year during which such notice is given, provided Tenant is current in the payment of all items of Operating Expenses which are not in good faith disputed by Tenant. Any such audit shall be conducted at Landlord’s headquarters during regular business hours. If any such inspection or audit indicates that Tenant has overpaid any charges under this Lease, Landlord shall credit such overpayment to the next charges due Landlord under this Lease or refund to Tenant if for the final year. If it is determined pursuant to such audit that Landlord has overstated the actual amount of the Operating Expenses for the applicable year by more than four percent (4%), Landlord shall be obligated to reimburse Tenant for its actual and reasonable out-of-pocket costs of conducting such audit. The provisions of this section shall survive termination or expiration of this Lease

7. Utilities.

(a) Landlord shall, at Landlord’s expense, be responsible for bringing all utility systems and equipment desired by Tenant to the main utility rooms of the Building or, with respect to sanitary sewer, Landlord shall run a main sanitary sewer line the length of the Building at a distance of between forty (40) and fifty (50) feet from the front wall of the Building. In addition, Landlord shall be responsible throughout the Lease Term for the maintenance and repair (including any necessary replacements) of the sanitary sewer line and of the utility systems and equipment up to the main utility rooms of the Building.

(b) If Tenant shall require electricity or install electrical equipment including but not limited to electrical hearing, refrigeration equipment, electronic data processing machines, or machines or equipment which may, in Landlord’s reasonable opinion, in any way exceed or overload the capacity of the utility systems of the Building Shell, Tenant will pay for the additional expense resulting from the installation of additional equipment.

(c) Tenant shall obtain all utility services including, without limitation, all electricity, telephone and other communication services which Tenant requires for the conduct of Tenant’s business at the Premises, in Tenant’s own name and install, maintain and repair all wiring, telephone and other communications equipment at its sole cost and expense. Tenant shall pay, as and when due, all charges for, and taxes on, the furnishing of all such utility services. Landlord shall not be responsible or liable for any interruption in utility, telephone or other communication service, nor shall such interruption affect the continuation or validity of this Lease

(d) No telecommunications carrier shall have the right to do any work for Tenant or use any space or facilities in the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Provided an Event of Default has not occurred under this Lease, Tenant shall have the right to install, maintain and repair a satellite dish and related telecommunications equipment (collectively, the “Telecommunications Equipment”) on the roof of the Building or on or along any exterior wall of the Building (only to the extent a roof-mounted installation is not permitted on account of building height restrictions imposed by applicable codes and/or ordinances) for Tenant’s exclusive use under and subject to the following conditions: (i) Tenant shall comply with all Laws and Requirements (including, but not limited to, obtaining all required permits and licenses) and shall obtain, and deliver to Landlord written evidence of, any approval(s) required under any recorded covenants or restrictions applicable to the Property, (ii) Tenant shall obtain Landlord’s prior approval of the location of the Telecommunications Equipment on the roof of the Building and of the specifications for each item of the Telecommunications Equipment, which approval shall not be unreasonably withheld and if Landlord gives its approval to such installation, Tenant agrees to use Landlord’s roofing contractor to ensure that the installation will be performed in a manner that will not result in an impairment of any warranty for the roof obtained by Landlord or result in any damage to the roof other than incidental damage normally associated with such installation, (iii) at least three (3) business days prior to installation, Tenant shall notify Landlord of the date and time of the installation, (iv) Tenant shall maintain the Telecommunications Equipment in a safe, good and orderly condition, and the installation, maintenance, repair and removal of the Telecommunications Equipment shall be performed at Tenant’s sole expense in a manner which will not impair the integrity of, damage or adversely affect the warranty applicable to, the roof or any other portion of the Property, (v) no later than the expiration or sooner termination of the Term, at Tenant’s sole expense, Tenant shall remove the Telecommunications Equipment and repair any resulting damage, and (vi) Tenant’s indemnification of Landlord pursuant to Section 8 of this Lease also applies to the Telecommunications Equipment and Tenant’s use of any portion of the Property therefor.

8. Insurance; Indemnification.

(a) Landlord shall maintain insurance against loss or damage to the Building or the Premises with coverage for perils as set forth under the Causes of Loss-Special Form (risks of direct physical loss policy on ISO Form CP 1030 or latest edition under the Insurance Services Office commercial property program) in an amount equal to the full insurable replacement cost of the Building (but excluding coverage of Tenant’s personal property in, and any Alterations by Tenant to, the Premises), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as may be required by any Mortgagee.

(b) Tenant, at its own expense, shall keep in effect commercial liability insurance, including contractual liability insurance, covering Tenant’s operations on or about the Premises, with such limits of liability as Landlord may reasonably determine from time-to-time, but not less than a combined single limits of $5,000,000 per occurrence and in the aggregate for bodily injury or property damage (the aggregate limits shall apply separately to each of Tenant’s locations if more than the Premises); however, such limits shall not limit the liability of Tenant hereunder The policy shall name Landlord, and if requested by Landlord, Landlord’s Mortgagee(s) and Landlord Agent(s) as additional insureds with respect to the Premises, shall be written on an “occurrence” basis and not on a “claims made” basis, shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord, shall contain a severability of interests clause, shall provide that it shall not be cancelable or reduced without at least 30 days pior written notice to Landlord and shall be issued in form satisfactory to Landlord. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Premises is located and which has at all times during the Term a rating of no less than A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date, and at least 10 days prior to the date of each policy renewal thereafter, a certificate of insurance evidencing such coverage and the waiver of subrogation described below.

(c) Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Special Loss” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage of Tenant’s property within the Premises, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

(d) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Tenant or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises occasioned wholly or in part by any act or omission of Landlord or its Agents, whether prior to, during or after the Term Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9. Maintenance and Repairs.

(a) Landlord shall, throughout the Lease Term, Maintain in a manner which shall at all times be consistent with first class laboratory/office/warehouse/shipping facilities in the Philadelphia metropolitan area: (i) the exterior walls, footings, foundations, structural steel columns and girders of the Building; (ii) the Building roof, (iii) all utility connections, systems and equipment up to the main utility rooms of the Building (and in the case of sanitary sewer, along the length of the Building as described in Section 7(a) hereof), (iv) the exterior finishes and windows of the Building, and (v) the parking areas, sidewalks and landscaping on the Premises. Landlord shall also be responsible for snow and ice removal from the parking areas and sidewalks on the Premises If Tenant becomes aware of any condition that is Landlord’s responsibility to Maintain, Tenant shall promptly notify Landlord of the condition.

(b) Tenant shall, throughout the Lease Term, Maintain the interior of the Building and all of the Building systems in a manner which shall at all times be consistent with first class laboratory/office/warehouse/shipping facilities in the Philadelphia metropolitan area

(c) Alterations, repairs and replacements to the Premises made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made at the sole expense of Tenant.

(d) Tenant shall, at its sole cost and expense, obtain trash removal and janitorial services for the Premises. Tenant shall maintain and clearly label all disposal containers for all Hazardous Materials and Biological Materials separate and apart from normal trash receptacles and shall provide a separate, clearly identified area within the portion of the Premises used for cGMP, manufacturing and laboratory purposes for such containers. Without limiting the effect of Section 10(d) below, no trash that constitutes or contains any Hazardous Materials or Biological Materials may be disposed of in trash receptacles located in that portion of the Premises used for general office space. Any and all contractors engaged by Tenant to remove and dispose of trash comprising Hazardous Materials or Biological Materials shall be bonded and licensed in accordance with applicable Laws, and a copy of each such contractor’s licenses and bond shall be provided by Tenant to Landlord on or before the Commencement Date

10. Compliance.

(a) Landlord hereby represents to Tenant that, to Landlord’s actual knowledge, there are no Hazardous Materials located at the Premises as of the date of this Lease, except as set forth on the Phase I environmental report on the Premises, which Landlord has given Tenant the opportunity to review. Landlord shall indemnify and hold Tenant harmless from and against any and all costs of any required or necessary investigation, repair, cleanup or detoxification and the preparation of any closure or other required plans in connection therewith, whether voluntary or compelled by governmental authority, to the extent that such costs are incurred due to Hazardous Materials which are located at the Premises prior to the execution of this Lease and have not been placed at the Premises by Tenant but such indemnity shall exclude any claims for consequential or punitive damages or lost profits

(b) Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises. Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or related site improvements constructed by Landlord on, under or at the Premises as part of the Base Building Work, Landlord shall be responsible, at Landlord’s sole cost and expense, for making sure that the Base Building Work complies with the ADA and any other Laws regarding accessibility as of the Commencement Date. Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Tenant Improvements, the Tenant’s Alterations or improvements or its manner of use of the Premises Tenant shall not use or keep in the Building any matter having an offensive odor or permit the emission from the Premises of offensive or noxious odors, effluents, fumes, dust or ashes. Any sidewalks, lobbies, passages, elevators and stairways shall not be obstructed or used by Tenant for any purpose (including, without limitation, exterior storage) other than ingress and egress from and to the Premises. Nothing shall be placed by Tenant on the outside of the Building or on its window sills or projections.

(c) Tenant agrees not to do anything or fail to do anything which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If Tenant’s acts or omissions result in an increase in the cost of Landlord’s insurance, Tenant shall pay the amount of such increase as additional Rent within thirty (30) days after being billed

(d) Subject to the provisions of subsection 10(a) and in addition to the provisions of subsection 10(b) above with respect to Hazardous Materials, Tenant shall comply, at its sole expense, with all Laws including, but not limited to, Environmental Laws, all manufacturers’ instructions and all requirements of insurers relating to the treatment, production, storage, handling, transfer, processing, transporting, use, disposal and release of Hazardous Materials and Biological Material (the “Restricted Activities”). Tenant shall deliver to Landlord copies of all Material Safety Data Sheets or other written information prepared by manufacturers, importers or suppliers of any chemical and all notices, filings, permits and any other written communications from or to Tenant and any entity regulating any Restricted Activities. Tenant will protect, indemnify and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) incurred by reason of Tenant’s failure to fully comply with all applicable Laws (including, but not limited to, Environmental Laws), all manufacturers’ instructions and all requirements of insurers relating to Restricted Activities to the extent applicable to Tenant; or the release, presence, handling, use or disposition of Hazardous Materials or Biological Materials in or from the Premises by Tenant or its Agents. Tenant shall dispose of all Biological Material it generates that consists of infectious or biological waste in accordance with all applicable Laws. Notwithstanding anything to the contrary contained in the Lease, in no event shall Landlord have any responsibility for removing Biological Material from the Premises. At the end of the Term of this Lease, the Premises shall be free of Biological Material and Tenant shall have applied a disinfectant to all surfaces within the Premises on which Biological Materials were handled or placed, which disinfection procedure shall be sufficient for the Premises to be used thereafter for an office/research facility.

(e) Tenant shall have the right to contest by appropriate legal proceedings without cost or expense to Landlord, the validity of any law, ordinance, order, rule, regulation or requirement of the nature herein referred to, and if, by the terms of any such law, ordinance, order, rule, regulation or requirement, compliance therewith may legally be held in abeyance without subjecting Tenant or Landlord to any liability for failure so to comply therewith, Tenant may postpone compliance therewith until the final determination of any such proceedings, provided that all such proceedings shall be prosecuted with all due diligence and dispatch. Notwithstanding the foregoing, Tenant’s right to contest any law, ordinance, rule, regulation or requirement shall be further subject to the following; (i) an Event of Default shall not have occurred and then be continuing under this Lease, (ii) such contest shall have the effect of preventing the enforcement of any such law, ordinance, rule, regulation or requirement so contested and the levying of any fine on Landlord or against the Land or the Building, (iii) such contest will prevent Landlord and Tenant from being guilty of any crime by reason of non-compliance, (iv) the failure to comply with such law, ordinance, rule, regulation or requirement does not prevent the use and occupancy of the Premises for its intended use, (v) the failure to comply with any law, ordinance, rule, regulation or requirement does not violate any other agreement affecting the Land or the Building including any restrictive covenant, and (vi) Tenant keeps Landlord informed of the status of the contest.

(f) Landlord will protect, indemnify and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) incurred by reason of Landlord’s failure to fully comply with all applicable Laws, all manufacturers’ instructions and all requirements of insurers relating to Restricted Activities to the extent applicable to Landlord, or the release, presence, handling, use or disposition of Hazardous Materials in or from the Premises by Landlord or its Agents

11. Signs Name of Building.

(a) Except for signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises, no signs shall be placed on the Premises without the prior written consent of Landlord. All signs installed by Tenant shall be maintained by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Premises to its condition existing prior to the installation of Tenant’s signs. Tenant shall have the right, at Tenant’s expense, to (i) install one sign in the lobby of the Building, (ii) install one monument sign on the Premises at the primary entrance to the Building, and (iii) install one monument sign on the Premises at the primary entrance to the Premises, in each of the foregoing cases installing such sign in a location and pursuant to sign plans that have been approved by Landlord as to the design of the sign(s), subject to compliance with all Laws and Requirements and any applicable restrictive covenants and to Landlord’s prior approval as to method of installation and as to the design and physical attributes of the proposed signs (including, by way of example, its texture and structural components and how it may be illuminated), which approval shall not be unreasonably withheld, conditioned or delayed.

(b) For so long as Tenant occupies more than fifty percent (50%) of the Premises, Tenant shall have the sole right to name the Building which name shall be subject to Landlord’s reasonable approval, provided that the name of the Building may incorporate Tenant’s name.

12. Alterations.

(a) Tenant may install its trade fixtures and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Building. At the expiration or termination of this Lease, Tenant shall have the right to remove all of such trade fixtures and equipment and, in the event of such removal, Tenant shall repair any resulting damage and shall restore the Premises to its condition existing prior to such installation. If Tenant elects not to remove any installation, the installation shall remain on the Premises and become the property of Landlord without payment by Landlord.

(b) Without the need for Landlord’s prior consent, Tenant may make Alterations in the Premises to the extent that such Alterations do not (i) affect the structure of the Building or any Building System, (ii) affect the exterior appearance of the Building, or (iii) reduce the value of the Building or Premises. Except as provided above in this Subsection 12(b), Tenant shall not make or permit any other Alterations in or to the Premises without first obtaining Landlord’s written consent With respect to any Alterations made by or on behalf of Tenant which require Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed: (i) not less than ten (10) days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and Landlord’s Agents as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor who is to perform work on the Premises, which approval shall not be unreasonably withheld, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) Tenant shall reimburse Landlord for any reasonable out-of-pocket expenses incurred by Landlord in connection with any review of Tenant’s plans and specifications by architects, engineers or other professional consultants retained by Landlord to the extent necessary in light of the Alterations which Tenant desires to make, and (v) upon Landlord’s reasonable request, Tenant shall, prior to commencing any Alteration, provide Landlord with evidence of Tenant’s ability to pay for the Alterations and evidence of the filing with the Prothonotary of Philadelphia County of appropriate waivers of lien by Tenant’s contractors, suppliers and materialmen. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time the Alteration shall remain on the Premises and become the property of Landlord without payment by Landlord, except that Tenant shall have the right to remove any personal property in the Premises that is not affixed to and made a part of the Premises.

13. Mechanics’ Liens. Tenant shall promptly pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises, Tenant shall keep the Premises free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant; provided, however, that Tenant shall have the right to contest the validity or amount of any such lien Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien, including requiring Tenant’s contractors, suppliers and materialmen to file with the Prothonotary of Philadelphia County appropriate waivers of lien prior to the commencement of any work or the delivery of any materials to the Premises. Should any such lien or notice of such lien be filed against the Premises, Tenant shall bond against or discharge the same within thirty (30) days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

14. Landlord’s Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at reasonable times following not less than 24 hours’ prior notice (except in an emergency, when only such notice as is reasonable under the circumstances shall be required) provided that Landlord and its Agents comply with such procedures as may be established from time to time by Tenant for visitors to the Premises including, without limitation, that any such visitor be accompanied by a representative of Tenant at all times to inspect the Premises to the extent reasonably necessary for Landlord to perform its Maintenance obligations, to exhibit the

Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will use all reasonable efforts to minimize any inconvenience to Tenant in exercising such rights.

15. Damage by Fire or Other Casualty.

(a) If the Premises or the Building or any part thereof is so damaged by fire or other casualty, cause or condition (an “Occurrence”) whatsoever as to be substantially untenantable and there are insufficient insurance proceeds available to complete the restoration of the Premises, Landlord may, by written notice to Tenant given within ninety (90) days after such damage, terminate this Lease as of the date of the damage.

(b) If, as a result of fire or other casualty, cause or condition whatsoever the Premises are made partially or wholly untenantable, Tenant shall have the right to terminate this Lease within ninety (90) days after the Occurrence unless Landlord’s contractor estimates in writing that the Premises can reasonably be expected to be restored within one (1) year after the Occurrence to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by Tenant. If (i) Landlord does not terminate this Lease pursuant to subsection 15(b), (ii) Tenant does not terminate this Lease pursuant to the immediately preceding sentence, and (iii) Landlord fails within one (1) year after the Occurrence to eliminate substantial interference with Tenant’s use of the Premises or substantially to restore the same, then Tenant may terminate this Lease by giving written notice to Landlord within thirty (30) days after the expiration of such, one (1) year period, unless Landlord is then pursuing such restoration with reasonable diligence (having due regard for reasonable delay caused by adjustment of insurance loss, strikes, labor difficulties or any cause beyond Landlord’s reasonable control). For the purposes of this Lease, the Premises shall be considered tenantable so long as and to the extent that the Premises are occupied. In any event, Tenant shall be responsible for the removal, or restoration, when applicable, of all its damaged property and debris from the Premises, upon request by Landlord or reimburse Landlord for the cost of removal Tenant’s obligation to pay Minimum Annual Rent and any other amounts under this Lease shall abate to the extent the Premises are rendered untenantable as a result of the casualty, Further, if a casualty occurs during the last two (2) years of the Term or any extension thereof, either Landlord or Tenant may terminate this Lease upon written notice to the other party given within thirty (30) days after the date of the casualty but Landlord may not terminate this Lease if Tenant has the right to extend the Term for at least three (3) more years and does so within thirty (30) days after the date of the casualty.

16. Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient for the reasonable operation of Tenant’s business, or (c) any of the Premises is Taken, and, in Landlord’s opinion it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession If this Lease is not terminated pursuant to this Section, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated equitably according to the rental value of the Premises before and after the date upon which the condemning authority took possession and/or the date Landlord completes the restoration, and this Lease shall be amended appropriately to reflect the deletion of the space Taken.

The compensation awarded for a Taking shall belong to Landlord, and Tenant hereby assigns all claims against the condemning authority to Landlord other than those that may be separately claimed and awarded by law to Tenant without diminution in the value or amount of Landlord’s claims.

17. Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18. Assignment and Subletting.

(a) Except as specifically provided in this Section 18, Tenant shall not assign this Lease or sublet all or any part of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, Notwithstanding any assignment or subletting and except as otherwise provided below, Tenant shall remain fully liable on this Lease and shall not be released from performing any of the terms, covenants and conditions hereof. If Tenant proposes to sublease less than all of the Premises (other than to an Affiliate or as otherwise permitted under Section 18(b) below) and Landlord consents to such sublease, Tenant shall pay to Landlord, as Additional Rent, the sum equal to fifty percent (50%) of the excess of (i) all sums and other economic consideration received by Tenant at any time whatsoever as a result of such sublease to the extent the same is payable with respect to the occupancy of the Premises and net of actual and customary transaction costs, whether denominated rentals or otherwise which exceed, in the aggregate, the total sums which Tenant is obligated to pay and does pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises which is the subject of the sublease) without affecting or reducing any other obligation of Tenant hereunder, minus (ii) sums actually paid by Tenant to Landlord on account of Minimum Annual Rent and Operating Expenses.

(b) Notwithstanding the provisions of Subsection 18(a), Landlord agrees that no consent shall be required to an assignment of this Lease or sublease of all or any portion of the Premises to any person or entity which purchases substantially all of Tenant’s assets provided that:

(i) Tenant shall remain fully liable on this Lease and shall not be released from performing any of the terms, covenants and conditions hereof, unless the assignee has a net worth at least equal to the net worth of Tenant immediately prior to the effective date of such assignment; and

(ii) Landlord shall promptly be notified of such assignment and the assignee shall assume in writing all of the obligations of Tenant arising after the effective date of such assignment.

(c) Notwithstanding the provisions of Subsection 18(a), Landlord agrees that no consent shall be required for Tenant to assign this Lease or sublet ail or any portion of the Premises to an affiliate of Tenant.

19. Subordination; Mortgagee’s Rights.

(a) This Lease shall be subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease, such subordination being subject to and conditioned upon Landlord’s providing Tenant with a Subordination, Non-disturbance and Attornment Agreement from any such Mortgagee in recordable form and in a form reasonably acceptable to Landlord, Tenant and such Mortgagee. Although the subordination is self-operative, within ten (10) days after written request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any light which shall arise between the recording of such Mortgage and the execution of this Lease.

(b) No Mortgagee shall be (i) liable for any previous act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent other than any amendment which is executed to memorialize Tenant’s exercise of any rights granted to Tenant under this Lease, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c) The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of Landlord’s Mortgagee

20. Tenant’s Certificate; Financial Information; Recording.

(a) Within ten (10) days after Landlord’s written request from time to time, Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Landlord’s Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Premises, an estoppel certificate in the form of attached Exhibit “C” (or other form requested by Landlord, modified as necessary to accurately state the facts represented. Tenant understands that the estoppel certificate may be relied upon by Landlord, Landlord’s Mortgagee and any prospective Mortgagee or purchaser of Landlord’s interest in the Premises, and their respective successors and assigns.

(b) Upon Tenant’s written request, Landlord shall execute, acknowledge and deliver to Tenant a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that to the best of Tenant’s knowledge, Tenant is not in default under this Lease (or, if Tenant is claimed to be in default, stating why); and (v) such other matters as may be reasonably required by Tenant or any party who desires to acquire Tenant or substantially all of the assets of Tenant or any party that has been asked to extend financial accommodations for the benefit of Tenant. Any such statement by Landlord may be given by Tenant to any such prospective purchaser or lender. Such purchaser or lender may rely conclusively upon such statement as true and correct. If Landlord does not deliver such statement to Tenant within such ten (10) day period, Tenant, and any such prospective purchaser or lender, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Tenant; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Tenant; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that to the best of Landlord’s knowledge, Tenant is not in default under this Lease. In such event, Landlord shall be estopped from denying the truth of such facts. Within ten (10) days after Landlord’s written request from time to time (but not more than twice during any twelve month period), Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or purchaser reasonably requested financial information

21. Surrender; Abandoned Property.

(a) On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Tenant shall give Landlord all keys, access cards and passes for the Premises and the Building and will inform Landlord of combinations of any locks or safes on the Premises If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b) Upon or prior to the expiration or termination of this Lease, Tenant shall remove from the Premises any personal property not belonging to Landlord. Any personal property not so removed shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property as its property. If any part thereof shall be sold, then Landlord may receive and retain the proceeds of sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage and any Rent.

(c) If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be equal to 110% of the Monthly Rent payable for the last full month immediately preceding the holdover No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover

22. Defaults - Remedies.

(a) It shall be an Event of Default:

(i) If Tenant does not pay in full any and all Rent within 5 days after Landlord gives Tenant notice that such Rent was not paid when due, except as provided in Section 22(c) below;

(ii) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is 30 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 30 days following Landlord’s notice, Tenant shall be afforded additional reasonable time to cure the default if Tenant begins to cure the default within 30 days following Landlord’s notice and continues diligently in good faith to completely cure the default;

(iii) If Tenant becomes insolvent or bankrupt in any sense or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

(iv) If an event of default occurs under the City/Tenant Financing.

(b) If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i) Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing the default, plus interest thereon at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii) To enter and repossess the Premises and remove all persons and all or any property, in accordance with applicable Laws, without being liable for prosecution or damages, and Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(iii) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

(iv) If Landlord obtains a final and unappealable judicial determination that Tenant is in default in the payment of Monthly Rent for a total of six (6) months or more (taking into account the expiration of any applicable cure period without Tenant having effected a cure), and if Tenant shall not have cured such delinquency within thirty (30) days after the entry of such judgment (or, if later, the date on which it becomes final), then Landlord shall have the further right to require Tenant, by giving written notice to Tenant, to pay all Rent during the balance of the Term in semi-annual (as opposed to monthly) payments, each payable in advance, without Landlord’s being required to obtain separate judgments for any other default in the payment of Rent. Landlord agrees to credit against any such payments (or if collected during any period for which Tenant shall have made such advance payment of Monthly Rent, Landlord shall pay to Tenant within twenty (20) days after receipt thereof) actually made by Tenant the rentals actually received by Landlord on account of any reletting of the Premises by Landlord, net of the reasonable costs of reletting and preparing the premises for the replacement tenant.

(v) When this Lease and the Term or any extension thereof shall have been terminated on account of any Event of Default by Tenant, or when the Term or any extension thereof shall have expired, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania to appear for Tenant and for anyone claiming by, through or under Tenant and to confess judgment against all such parties, and in favor of Landlord, in ejectment and for the recovery of possession of the Premises, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant. AFTER THE ENTRY OF ANY SUCH JUDGMENT A WRIT OF POSSESSION MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING. If for any reason after such action shall have been commenced it shall be determined and possession of the Premises remain in or be restored to Tenant, Landlord shall have the right for the same Event of Default and upon any subsequent Event of Default(s) or upon the termination of this Lease or Tenant’s right of possession as herein set forth, to again confess judgment as herein provided, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant.

(vi) The warrant to confess judgment set forth above shall continue in full force and effect and be unaffected by amendments to this Lease or other agreements between Landlord and Tenant even if any such amendments or other agreements increase Tenant’s obligations or expand the size of the Premises. Tenant waives any procedural errors in connection with the entry of any such judgment or in the issuance of any one or more writs of possession or execution or garnishment thereon.

(vii) TENANT KNOWINGLY AND EXPRESSLY WAIVES (i) ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES AND (ii) ANY RIGHT WHICH TENANT MAY HAVE TO NOTICE AND TO HEARING PRIOR TO A LEVY UPON OR ATTACHMENT OF TENANT’S PROPERTY OR THEREAFTER.

(viii) Notwithstanding anything to the contrary in this Lease, Landlord shall be obligated to use reasonable efforts to mitigate any damages that Landlord would otherwise sustain by reason of any default by Tenant in the payment or performance of Tenant’s obligations under this Lease.

(c) Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 18 or 20(a) or, in an emergency.

(d) No waiver by Landlord or Tenant of any breach by the other party shall be a waiver of any subsequent breach, nor shall any forbearance by any party to seek a remedy for any breach by the other party be a waiver by such party of any rights and remedies with respect to such or any subsequent breach. Efforts by either party to mitigate the damages caused by the other party’s default shall not constitute a waiver of the non-defaulting party’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e) (i) Tenant shall pay upon demand all costs and expenses, including the reasonable fees and out-of-pocket expenses of counsel, agents and others retained by Landlord, incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord to become involved. Landlord shall pay upon demand all costs and expenses, including the reasonable fees and out-of-pocket expenses of counsel, agents and others retained by Tenant, incurred in enforcing Landlord’s obligations hereunder or incurred by Tenant in any litigation, negotiation or transaction in which Landlord causes Tenant to become involved. Notwithstanding the foregoing, each of Landlord and Tenant shall pay the fees of its own counsel in negotiating this Lease and any amendment thereto or extension of the term thereof as well as any estoppel certificate or subordination, non-disturbance and attornment agreement.

(ii) If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(f) TENANT HEREBY AGREES TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COMMONWEALTH OF PENNSYLVANIA, AND TENANT AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL DIRECTED TO TENANT AT TENANT’S ADDRESS SET FORTH

ABOVE, AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED AS PROVIDED IN SECTION 26, PROVIDED THAT NOTHING CONTAINED HEREIN WILL PREVENT LANDLORD FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY OR AGAINST TENANT INDIVIDUALLY, OR AGAINST ANY PROPERTY OF TENANT WITHIN ANY OTHER STATE OR NATION TO ENFORCE ANY AWARD OR JUDGMENT OBTAINED IN THE VENUE PROVIDED ABOVE, TENANT WAIVES ANY OBJECTION TO VENUE AND ANY OBJECTION BASED ON A MORE CONVENIENT FORUM IN ANY ACTION INSTITUTED HEREIN, PURSUANT TO THE PROVISIONS HEREOF.

23. Tenant’s Authority. Tenant represents and warrants to Landlord that if Tenant is a corporation, limited liability company, partnership or any other form of business association or entity: (i) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, (ii) Tenant is qualified to do business in the state in which the Premises is located, (iii) Tenant has the power and authority to enter into this Lease, (iv) the person(s) signing on behalf of Tenant are authorized to do so, and (v) this Lease constitutes a valid and binding obligation of Tenant enforceable in accordance with its terms. At the time this Lease is executed, Tenant shall provide Landlord with resolutions or other documentation acceptable to Landlord evidencing that Tenant has the power and authority to enter into this Lease and that the person(s) signing on behalf of Tenant have the authority to bind Tenant.

24. Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently shall accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the nature of the default and Landlord fails to cure the default within 30 days following Tenant’s notice, provided, however, if the default cannot reasonably be cured within 30 days following Tenant’s notice, Landlord shall be afforded additional reasonable time to cure the default but only if Landlord begins to cure the default within 30 days following Tenant’s notice and continues diligently in good faith to completely cure the default. Notwithstanding the foregoing, Landlord shall act immediately to cure any default on its part that results in any emergency or constitutes a threat of imminent damage or injury to persons or property. Neither Landlord nor any principal of Landlord nor any owner of the Premises, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Premises and any insurance proceeds or condemnation awards or payments in lieu thereof with respect to the Premises for the satisfaction of any claim by Tenant against Landlord.

25. Miscellaneous.

(a) The captions in this Lease are for convenience only, and are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b) This Lease together with the Exhibits and Addenda attached hereto represents the entire agreement between the parties hereto and there are no collateral or oral agreements, representations, warranties, conditions, promises or understandings between Landlord and Tenant with respect to the Premises. No rights, easements or licenses are acquired in the Premises or any land adjacent to the Premises by Tenant by implication or otherwise except as expressly set forth in this Lease. Without limiting the foregoing, this Lease does not grant any easement or rights for light, air and view and any diminution or blockage of light, air and view by any structure or condition now or later erected will not affect this Lease or impose any liability on Landlord. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant

(c) Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set Forth herein

(d) If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises is located.

(e) This Lease shall be binding upon and inure to the benefit of Landlord and its heirs, personal representatives, successors and assigns, and Tenant, and its heirs, personal representatives and permitted successors and assigns.

(f) All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations

(g) Landlord shall not encumber the Premises with, or subject the Premises to, any restrictions, covenants, conditions or easements that would diminish the rights granted to Tenant, or increase the obligations of Tenant, under this Lease.

26. Notices. Any notice or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Copies of all notices to Tenant should be directed to MASLON EDELMAN BORMAN & BRAND, LLP at 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402-4140, (612) 672-8323 (Fax), Attention: Counsel for Apptec Laboratory Services, LLC Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed received on the day of actual receipt by the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s or Tenant’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord or Tenant, as applicable; however, the foregoing provisions governing the date on which a notice is deemed to have been received shall mean and refer to the date on which a party to this Lease, and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received the notice

2 7. Security Deposit. As additional security for the full and prompt performance by Tenant of the terms and covenants of this Lease, Tenant shall, within thirty (30) days after the execution and delivery of this Lease, deliver to Landlord, together with Tenant’s execution of this Lease, an irrevocable negotiable letter of credit (and “LC”), issued by a bank acceptable to Landlord, having a banking office in Philadelphia, Pennsylvania (and Landlord agrees that Wells Fargo National Bank is an acceptable bank), in form and content reasonably acceptable to Landlord, for the benefit of Landlord, in the sum of One Million and 00/100 Dollar’s ($1,000,000.00) (the “Security Deposit”). Such LC shall have a term covering the entire Initial Term of the Lease and shall expire not less than sixty (60) days after the expiration of the term of the Lease. Provided that no default exists, the face amount of the LC shall be reduced periodically, in such amount and as of the date set forth in the amortization schedule below:

LEASE YEARS:	FACE AMOUNT OF LC:
1-7	$1,000,000.00
8-10	$750,000.00
1145	$98,232.56

Tenant’s failure to keep the LC in place for the hereinabove agreed amounts during the entire term of this Lease, and for at least sixty (60) days after the expiration of the term of this Lease shall constitute an Event of Default under this Lease and Landlord shall be entitled, without notice, to present the LC for payment. In the event the LC is presented for payment, which is permissible only upon the occurrence of an Event of Default hereunder (including any holdover), Landlord may apply the proceeds on account of the Event of Default to the cure of any Event of Default by Tenant under this Lease. If the LC has been converted into a cash Security Deposit, Tenant shall, upon demand, restore any portion of the Security Deposit which may be applied by Landlord to the cure of any default by Tenant under this Lease Notwithstanding the foregoing provisions of this Paragraph, to the extent that Landlord has not applied any portion of the Security Deposit on account of a default under this Lease, the remaining Security Deposit (after Tenant has made all payments to Landlord pursuant to the provisions of this Lease) shall be returned (together with interest thereon from the date drawn by Landlord at the Interest Rate until paid to Tenant) to Tenant promptly after the expiration of this Lease and the full performance of Tenant hereunder. Until returned to Tenant after the expiration of the Lease and the full performance of Tenant hereunder (including, without limitation, any payment due by Tenant as a result of a reconciliation of Tenant’s additional rent obligations), the Security Deposit shall remain the property of Landlord

28. Brokers. Tenant represents and warrants to Landlord that Broker is the only broker or finder that Tenant had any dealings, negotiations or consultations with relating to the Premises or this Lease and that no other broker or finder called the Premises to Tenant’s attention for Lease or took any part in any dealings, negotiations or consultations relating to the Premises or this Lease. Absent an express written agreement to the contrary with Landlord, neither Broker nor any other agent or broker retained by Tenant, whether retained at or before the date of this Lease or at any time thereafter, shall be entitled to any commission upon any renewal or extension of this Lease or any expansion of the Premises. Tenant agrees to indemnify, defend and hold harmless Landlord from and against all costs, fees (including, without limitation, attorney’s fees), expenses, liabilities and claims incurred or suffered by Landlord arising from any breach by Tenant of Tenant’s representation and warranty in this Section. Landlord warrants that it has not engaged or dealt with any broker in connection with this Lease other than the Broker and Landlord agrees to indemnify, defend and hold Tenant harmless from and against any claim for broker’s fees or finder’s fees asserted on account of any dealings with Landlord by any broker. Landlord shall be responsible for any commission owing to the Broker, as set forth in a separate agreement between Landlord and Broker

29. Construction of Base Building and Tenant Improvements. The construction of the Building Shell and all related site work and other improvements to be constructed by Landlord pursuant to this Lease shall be governed by the provisions of Exhibit “D” attached hereto and made a part hereof. The construction of the Tenant Improvements to be constructed by Tenant pursuant to this Lease shall be also governed by the provisions of Exhibit “D” attached hereto and made a part hereof.

30. Rent Commencement Date. The date on which Tenant shall be obligated to commence paying Rent under this Lease (the “Rent Commencement Date”) shall be the ninetieth (90th) day after the date on which Substantial Completion of the Base Building Work occurs, provided that the Rent Commencement Date shall be delayed by one day for each day of delay in Tenant’s contractors’ completion of the Tenant Improvements that is caused by Landlord.

31. Lease Contingency. If any one or more of the contingencies listed below in this Section 31 is not satisfied on or before February 28, 2003, then either Landlord or Tenant, upon notice to the other party, shall have the right to terminate this Lease, following which termination the parties shall have no further liability or obligation to each other except for any liabilities or obligations that are expressly provided herein to survive such termination.

(a) Landlord has advised Tenant that, as of the date of this Lease, the Land is owned by the City of Philadelphia and that Landlord have entered into, or are about to enter into, a Sales and Development Agreement (the “Agreement of Sale”) which shall set forth, among other things, (i) the City of Philadelphia’s agreement to sell, and Landlord’s agreement to purchase, the Land, (ii) the City of Philadelphia’s agreement to fund a $650,000 grant to Landlord (the “TI Grant”), which shall be used by Landlord to increase the Tenant Improvement Allowance dollar for dollar, (iii) the City of Philadelphia’s commitment to ensure that adequate utility services are provided to the perimeter of the Land, and (iv) the agreement by the City of Philadelphia and Landlord to enter into a reciprocal easement agreement to provide for, among other things, access rights for Landlord and Tenant to and from the Philadelphia Naval Business Center and portions thereof, utility services across adjacent lands of the City of Philadelphia and the payment of common area maintenance by Landlord for such access and utility rights. Accordingly, the validity and effectiveness of this Lease are contingent upon the execution and delivery of the Agreement of Sale by the City of Philadelphia and Landlord and the consummation and performance of the transactions set forth therein.

(b) The effectiveness and validity of this Lease are further conditioned upon the issuance by the City or any political subdivision thereof of a commitment to Tenant to fund not less than $3,500,000 to Tenant (the “City/Tenant Financing”), on terms acceptable to Tenant, to be used toward the cost of the Tenant Improvements and the closing on such financing.

(c) The effectiveness and validity of this Lease are further conditioned upon receipt by the Landlord of a $1,500,000 Economic Conversion Grant from the Philadelphia Authority for Industrial Development which shall be used for additional subsurface and foundation work.

(d) The effectiveness and validity of this Lease are further conditioned upon the City and Landlord’s entering into an intercreditor agreement in form mutually acceptable to the City and Landlord.

32. Keystone Opportunity Zone Provisions. The parties acknowledge that the Premises is located within a Keystone Employment Opportunity Zone, and Tenant hereby covenants to comply with the requirements governing the use and occupancy of property located within a Keystone Employment Opportunity Zone under applicable provisions of Pennsylvania law during the entire Term of this Lease and agrees that such compliance shall be the sole responsibility of Tenant and that Landlord shall have no responsibility or liability therefor

33. City of Philadelphia Provisions.

(a) Tenant shall not discriminate nor permit discrimination against any person because of race, color, religion, national origin, sex, sexual orientation or ancestry. Without limiting any other provision of this Lease, Tenant agrees to comply with the Fair Practices Ordinance of the City of Philadelphia (Section 9-1100 of the Philadelphia Code), as amended from time to time. Tenant’s noncompliance with the provisions of this Article shall constitute a material breach of this Lease. In the event of such noncompliance, Landlord may take appropriate action to enforce compliance, may (subject to the proviso of Section 22.4) terminate this Lease, or may pursue other remedies as may be provided by law.

(b) In accordance with Chapter 17-400 of the Philadelphia Code, Tenant agrees that its payment or reimbursement of membership fees or other expenses associated with participation by its employees in an exclusionary private organization, insofar as such participation confers an employment advantage or constitutes or results in discrimination with regard to hiring, tenure of employment, promotions, terms, privileges or conditions of employment on the basis of race, color, sex, sexual orientation, religion, national origin or ancestry, constitutes a substantial breach of this Lease entitling Landlord to all rights and remedies provided in this Lease or otherwise available in law or equity

(c) Tenant hereby certifies and represents that Tenant and Tenant’s parent company(ies) and subsidiary(ies) are not currently indebted to the City and will not at any time - during the term of this Lease be indebted to City, for or on account of any delinquent taxes (including, but not limited to, taxes collected by City on behalf of the School District of Philadelphia), liens, judgments, fees or other debts for which no written lease or payment plan satisfactory to City has been established. In addition to any other rights or remedies available to City at law or in equity, Tenant acknowledges that any breach or failure to conform to this certification may, at the option and direction of City, result in the withholding of payments, if any, otherwise due to Tenant for services rendered in connection with this Lease and, if such breach or failure is not resolved to City’s satisfaction within a reasonable time frame specified by City in writing, may result in the offset of any such indebtedness against said payments otherwise due to Tenant and/or the termination of Tenant for default (in which case Tenant will be liable for all excess costs and other damages resulting from the termination).

34. Right of First Offer.

(a) Except as otherwise set forth below in this Section .34, if Landlord desires to sell the Premises at any time during the Term, Landlord shall notify Tenant in writing (the “Sale Notice”) of such desire and shall advise Tenant of Landlord’s proposed sale price for (the Premises (the “Stated Price”). Tenant shall have a period of thirty (30) days thereafter in which Tenant shall have the right to advise Landlord that Tenant agrees to purchase the Premises for the Stated Price.

(b) If Tenant fails to respond within such time period or if Tenant advises Landlord in writing that Tenant does not elect to purchase the Premises for the Stated Price, Landlord shall be free, for a period of one year after such election or deemed election by Tenant, to sell the Premises for a sale price greater than or equal to 95% of the Stated Price, and Tenant shall have no lights or interest in the Premises or in such sale and shall not interfere with any such sale within the aforesaid price range, If Landlord does not consummate a sale of the Premises within such one-year period, or if Landlord desires to sell the Premises within the one-year period for a price less than 95% of the Stated Price, Landlord shall be required to re-initiate the procedures of paragraph (a) above,

(c) If Tenant timely sends a written notice (the “Acceptance Notice”) stating that Tenant elects to purchase the Premises at the Stated Price as permitted in (a) above, Tenant’s Acceptance Notice, together with the Sale Notice and this Lease, shall form a mutually binding agreement for the purchase and sale of the Premises on the following terms and conditions: (i) the purchase price shall be equal to the Stated Price, payable by wire transfer of immediately available federal funds at closing; (ii) the closing shall take place on the first business day which is on or after 120 days after Tenant’s Acceptance Notice, and shall be held at a place and a time in the City of Philadelphia as shall be designated by Landlord; (iii) good and marketable title shall be conveyed free and clear of any mortgage liens and monetary judgments, but shall be subject to all other matters of record; (iv) the transfer shall be on an “as is where is” basis, with no representations or warranties by Landlord with respect to the condition of the Premises; (v) Tenant shall pay to Landlord at Closing all Rent and other sums due to Landlord under the Lease through the date of the Closing (including an estimate of all Operating Expenses with respect to the period prior to Closing); and (vi) the parties shall share equally all realty transfer taxes payable with respect to such conveyance, and all other closing adjustments and apportionments (including real estate taxes which shall be prorated through the date of Closing) shall be governed by local custom for a transaction of this nature.

(d) Until the Closing of such sale, all terms of this Lease shall continue in effect, including the obligation to pay Rent.

(e) If Tenant defaults in the completion of Closing, after issuing Tenant’s Acceptance Letter, this Section 34 shall be null and void and Landlord shall thereafter be entitled to sell the Premises at any price, at any time and to any person without regard to the terms of this section.

(f) Tenant’s right of first offer as set forth in this Section 34 shall not apply to: (a) any transfer or conveyance of the Premises or any portion thereof or any interest therein to an entity in which Liberty Property Trust or its successors holds a significant direct or indirect equity interest (“significant,” as used herein, meaning not less than a 25% interest); (b) any transfer or conveyance of the Premises in mortgage foreclosure, by deed in lieu of foreclosure or as part of a settlement with a mortgagee; or (c) any transfer or conveyance of the Premises or any interest therein as part of a sale by Landlord or its affiliates of a portfolio of properties in a single transaction or series of related transactions (a “portfolio” being defined as two or more properties).

(g) The rights of Tenant under this Section 34 shall run to the benefit of AppTec Laboratory Services LLC and its successors and permitted assignees.

35. Expansion Right

(a) The following terms shall be defined as follows:

(i) “Phase II Building” shall mean the building which may be constructed by Landlord in accordance with this Lease, to have not less than 20,000 Rentable Square Feet and not more than 75,000 Rentable Square Feet, configured in the same basic footprint as the Building as generally shown on Exhibit “D-2” attached hereto (the land underlying such building being the northernmost portion of the Land associated with the footprint labeled thereon as “Phase 2”) with the ability of Tenant to request that the length of the Phase II Building be reduced on a bay-by-bay basis (said reduction to occur along a column line which is perpendicular to the front face of the Building), being otherwise generally consistent with the Building in terms of building finish, floor layouts and specifications and having the floor plan, elevations and perspective views generally described on Exhibit “D-6,”

Exhibit “D-7” and Exhibit “D-8,” respectively, and which shall be more precisely defined in the Phase II Building Final Construction Documents to be developed as set forth below.

(ii) “Phase II Commencement Date” shall mean the date of Substantial Completion of the Phase II Building.

(iii) “Phase II Costs” shall mean the aggregate of all costs projected to be incurred by Landlord (as shall be detailed by Landlord in a project budget to be presented to Tenant promptly after Tenant issues the Phase II Option Notice (as defined below) in connection with the development and construction of the Phase II Building), including (without limitation) costs of obtaining all licenses, variances, zoning changes, building permits and other governmental approvals and certificates; the fees and expenses of all architects and other design professionals, engineers and consultants; title insurance; loan fees; legal and accounting fees; brokerage fees (if any); costs of demolition of existing structures and removal of debris; costs of all site preparation and infrastructure improvements; costs of obtaining utility service for the Phase II Building; hard costs of construction of the Phase II Building, including all furnishings, fixtures and equipment therein to the extent provided by Landlord; construction-period interest, insurance real estate taxes, utilities and other carrying costs; a development management fee in an amount equal to 2% of the total of all of the foregoing costs; a contingency in an amount equal to 3% of the total of all of the foregoing costs; and a tenant improvement allowance of $10.00 per Rentable Square Foot of the Phase II Building. Tenant shall have the right to designate a tenant improvement allowance in an amount greater than $10.00 per Rentable Square Foot of the Building but not greater than $22.00 per Rentable Square Foot of the Building, subject to Landlord’s right of recoupment of such excess costs as set forth in Section 35(a)(vi) below.

(iv) “Phase II Land” shall mean that portion of the Land as is shown on Exhibit “D-2” that underlies the building footprint thereon labeled “Phase 2”, subject to refinement based on an actual survey, field conditions, topographical permits and approvals, and other matters affecting the actual design of the Phase II Building.

(v) “Phase II Premises” shall mean the Phase II Land and the Phase II Building.

(vi) “Phase II Monthly Rent” shall mean, for the first lease year of the Phase II Term, the sum of (A) one twelfth (1/12) of the product of the Phase II Costs multiplied by 0.12, plus (B) if Tenant shall have designated a Phase II tenant improvement allowance greater than $10.00 per Rentable Square Foot of the Building (such excess being referred to as the “Excess Tenant Allowance”) as contemplated by Section 35(a)(iii) above, an amount per month equal to that sum which, if paid in equal monthly installments over the Phase II Term, would completely amortize the Excess Tenant Allowance and interest thereon at 12% per annum. For each lease year after the first lease year of the Phase II Term, the Phase II Monthly Rent shall be 102% of the amount payable during the immediately preceding lease year.

(vii) “Phase II Minimum Annual Rent” shall mean, for each lease year of the Phase II Term, twelve times the Phase II Monthly Rent for such lease year.

(viii) “Phase II Terra” shall mean the period of time commencing on the Phase II Commencement Date and ending on the last day of the calendar month in which the fifteenth (15th) anniversary of the Phase II Commencement Date occurs.

(b) Provided that Landlord has not given Tenant notice of monetary default more than two times preceding Tenant’s exercise of this expansion right, and provided further that there then exists no Event of Default by Tenant under this Lease nor any event involving the payment of money that with the giving of notice and/or the passage of time would constitute a default, Tenant shall have the right, exercisable by giving written notice thereof (the “Phase II Option Notice”) on or before the tenth anniversary of the Commencement Date, to require Landlord to cause the construction of the Phase II Building in accordance with the terms hereof Notwithstanding the foregoing, Landlord shall have no obligation to construct the Phase II Building if, between the date of this Lease and the date of commencement of construction of the Phase II Building, any Laws are enacted that would prohibit or materially restrict Landlord’s ability to perform such work lawfully.

(c) The development of the final construction documents for the Phase II Building shall be governed by the provisions of Exhibit D attached hereto, with all references to the “Building” being read as references to the Phase II Building, and all references to the “Base Building Scope Documents”, and successive phases of plans and specifications, being read as the correlative sets of documents relating to the Phase II Building. Upon completion of the Final Phase II Construction Documents pursuant to such provisions, Landlord shall proceed with the construction of the Phase II Building pursuant to the same terms and conditions as are set forth in said Exhibit D. Likewise, the construction and funding of all Tenant Improvements relating to the Phase II Building shall be governed by the provisions of Sections 5 and 6 of Exhibit D attached hereto.

(d) From and after the Phase II Commencement Date (subject to Section 37 below regarding severance of this Lease):

(i) all references in this Lease to the Building shall include references to both the Building and the Phase II Building;

(ii) the Minimum Annual Rent and the Monthly Rent shall be increased by the Phase II Minimum Annual Rent and the Phase II Monthly Rent, respectively, for the duration of the Phase II Term; and

(iii) the term of this Lease with respect to the Phase I Premises shall be the Term as defined in Section 4 above, and the term of this lease with respect to the Phase II Premises shall be the Phase II Term.

36. Leasehold Mortgages.

(a) Tenant shall have the light to mortgage this Lease, subject, however, to the limitations of this Section. Any such leasehold mortgage (a “Leasehold Mortgage”) shall be subject and subordinate to the rights of Landlord under this Lease and any mortgage or other encumbrance now or hereafter encumbering the Building or Landlord’s interest in the Building, and shall be subject to the mutual execution of an intercreditor agreement between such Leasehold Mortgagee and the holder of the senior mortgage upon Landlord’s fee estate from time to time. The form of Leasehold Mortgage shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall provide Landlord with any proposed Leasehold Mortgage no less than thirty (30) days before the date upon which Tenant intends to grant such Leasehold Mortgage

(b) No holder of a Leasehold Mortgage (a “Leasehold Mortgagee”) shall have the rights or benefits mentioned in this Section, nor shall the provisions of this Section be binding upon Landlord, unless and until the name and address of the Leasehold Mortgagee shall have been delivered to Landlord in accordance with Section 26 of this Lease, notwithstanding any other form of notice, actual or constructive.

(c) If Tenant shall mortgage this Lease in compliance with the provisions of this Section, then the following provisions shall apply until the earlier of (x) the satisfaction of the Leasehold Mortgage of record, (y) Landlord’s receipt of notice from Tenant or Leasehold Mortgagee that Tenant has satisfied the terms of the Leasehold Mortgage, and (z) the termination of this Lease:

(i) Landlord, upon serving upon Tenant any notice of default pursuant to this Lease, shall also serve a copy of such notice upon the Leasehold Mortgagee, at the address provided to Landlord in accordance with this Section

(ii) If Tenant fails to comply with the terms and conditions of this Lease, Leasehold Mortgagee shall have the right to remedy such failures, or cause the same to be remedied, within a reasonable period of time if Tenant has failed to remedy such failure within the time period granted to Tenant under this Lease, and Landlord shall accept such performance by or at the instance of such Leasehold Mortgagee as if the same had been made by Tenant. No termination of this Lease shall be binding on any Leasehold Mortgagee unless effected in compliance with the terms and conditions of the Leasehold Mortgage.

(iii) Any notice or other communication which Landlord shall desire or is required to give to or serve upon the Leasehold Mortgagee shall be in writing and shall be served by registered mail, or by a nationally recognized overnight courier service with guaranteed next business day delivery, addressed to such Leasehold Mortgagee at the address provided to Landlord in accordance with this Section, or at such other address as shall be designated by such Leasehold Mortgagee by notice in writing given to Landlord in accordance with Section 26 of this Lease. Notices shall be deemed to have been given upon the earlier of actual receipt or three (3) business days after posting in the United States mail or one (1) business day after deposit with a nationally recognized overnight courier service., Any notice or other communication which the Leasehold Mortgagee shall desire or is required to give to or serve upon Landlord shall be delivered in accordance with Section 26 of this Lease.

(iv) Anything herein contained to the contrary notwithstanding, the provisions of this Section shall inure only to the benefit of the Leasehold Mortgagee. Tenant shall not grant more than one Leasehold Mortgage at one time.

(v) Within ten (10) days after the satisfaction of the Leasehold Mortgage, Tenant shall notify Landlord of such satisfaction and Tenant shall cause a release of such Leasehold Mortgage to be recorded in the appropriate recorder’s office. Tenant shall deliver a copy of any such release to Landlord promptly after recording.

37 Severance of the Lease.

(a) At any time during the Term of the Phase II Term, Landlord shall have the right, exercisable by giving written notice thereof to Tenant (the “Severance Notice”), to sever this Lease into two separate leases, one lease (the “Phase I Lease”) demising the Phase I Premises and the other lease (the “Phase II Lease”) demising the Phase II Premises.

(b) Promptly after issuing the Severance Notice, Landlord shall prepare and deliver to Tenant, at Landlord’s expense, and Landlord and Tenant shall mutually execute and deliver, the Phase I Lease and the Phase II Lease, each of which shall be substantially identical to this Lease, except that;

(i) In the Phase II Lease, the definitions of the terms “Premises,” “Land, “Building,” “Rent” and “Term” shall mean, respectively, the Phase II Premises, the Phase II Land, the Phase II Building, the Phase II Rent and the Phase II Term, with the understanding that the Phase II Rent shall be zero until the Phase II Commencement Date, and all provisions of the Phase II Lease relating to maintenance, repair and alteration of the Phase II Building shall be of no force or effect until Substantial Completion of the Building Shell of the Phase II Building.

(ii) In the Phase I Lease, all references to the terms “Premises,” “Land,” “Kent,” “Building,” and “Term” shall be interpreted to be references to each of those terms without regard to their Phase II counterparts

(iii) The obligations of the tenant under the Phase I Lease (“Tenant I”) and the obligations of the tenant under the Phase II Lease (“Tenant II”) shall not be cross-defaulted or otherwise conditioned upon each other. The obligations of the landlord under the Phase I Lease (“Landlord I”) and the obligations of the landlord under the Phase II Lease (“Landlord II”) shall not be cross-defaulted or otherwise conditioned upon each other. Without limiting the generality of the foregoing: (A) all obligations of Landlord II to construct, warrant the construction of, repair or maintain the Phase II Building shall not be binding upon Landlord I, and Tenant I shall have no rights against Landlord I for failure of the Landlord II to perform any of such duties; (B) each of the Phase I Lease and the Phase II Lease may be separately assigned, mortgaged or pledged, subject to the respective terms of each such lease prohibiting or restricting assignment, mortgaging or pledging; and (C) the rights of first offer to be set forth in Section 34 of each of the Phase I Lease and the Phase II Lease shall apply only to the respective Premises demised under that Lease and shall not be linked together in any way,

(iv) The expansion light set forth in Section 35 of this Lease shall appear only in the Phase II Lease and not in the Phase I Lease,

(c) Landlord and Tenant shall act diligently, reasonably and in good faith in resolving any issues relating to the form of the Phase I Lease and the Phase II Lease consistent with the terms hereof, with the result that each of those separate leases will have been mutually executed and delivered by Landlord and Tenant within 30 days after Landlord delivers the Severance Notice.

(d) If prior to such severance Tenant shall have granted any Leasehold Mortgage pursuant to Section 36 of this Lease, Tenant shall cause the holder thereof to sever such mortgage so that it shall encumber only the Phase I Premises. No Leasehold Mortgages shall be permitted with respect to the Phase II Premises.

(e) To the extent that either Landlord or Tenant reasonably determines that it would be necessary or desirable to grant or require easements across either the Phase I Land or the Phase II Land in order to provide pedestrian or vehicular access or utility access to the Phase I Premises or the Phase II Premises in order to permit the enjoyment of such access and utilities substantially equivalent to that which would have existed in the absence of such a severance, Landlord shall create appropriate easements or cross-easements in a form reasonably acceptable to Landlord and Tenant, and shall cause such easements to be executed, delivered, acknowledged and recorded in the land records of Philadelphia County.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

LIBERTY PROPERTY PHILADELPHIA LIMITED PARTNERSHIP V

		By:	Liberty Property Philadelphia Corporation V, Sole General Partner
Date signed:
12/3/2002			By:	/s/ Willard G. Rouse, III
			Name:	Willard G. Rouse, III
			Title:	Chairman & Chief Executive Officer

			By:	/s/ John S. Gattuso
			Name:	John S. Gattuso
			Title:	Senior Vice President

Tenant:

APPTEC LABORATORY SERVICES, LLC
Date signed:
12/2/2002		By:	/s/ Bonita L. Baskin
		Name:	Bonita L. Baskin
		Title:	CEO
Attest:	/s/ William D. Smith
Name:	William D. Smith
Title:	EVP

Addendum 1 to Lease Agreement

(Single Tenant Office and Industrial)

DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C § 1201 et seq.), as amended and supplemented from time to time.

“Additional Rent” means all amounts payable by Tenant under this Lease, except for Minimum Annual Rent.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises.

“Biological Material” means any infectious or biological material or waste, including without limitation, cultures, pathological material or waste, human blood and body fluid and sharps.

“Building System” means any electrical, mechanical, structural, plumbing, HVAC: sprinkler, life safety or security system serving the Building.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to pollution, to the protection of the environment, or to the environmental condition of the Premises.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Force Majeure Events” means any accident, breakage, strike, shortage of materials, acts of God, governmental actions or omissions (including, without limitation, any delay in issuing or failure to issue any necessary permits or approvals) or other causes beyond a party’s reasonable control.

“Hazardous Materials” means (i) pollutants, chemicals, petroleum products, contaminants, toxic or hazardous wastes or other materials or radioactive matter the removal of which is required or the use of which is regulated, restricted, prohibited or penalized by any Environmental Law, and (ii) any Biological Material.

“Holidays” means the days observed as holidays by the United States government, the Commonwealth of Pennsylvania or the City of Philadelphia, as well as days declared as holidays in any union contract affecting the operation of the Building.

“HVAC” means heating, ventilating and/or air conditioning.

“Interest Rate” means the rate of interest per annum from time to time published in The Wall Street Journal (or comparable financial publication designated by Landlord if The Wall Street Journal ceases to be published or ceases to publish a prime rate) as the “High Prime Rate”, or the “Prime Rate” if only one “Prime Rate” is published, as the same may fluctuate from time to time, plus 2%, compounded annually.

“Laws” means all laws, ordinances, rules, orders, regulations and other requirements of federal, state or local governmental authorities now or subsequently pertaining to the Premises or the use and occupation of the Premises, including, without limitation, all Environmental Laws, zoning ordinances, subdivision and building codes (including any variances lawfully granted thereunder) and the Americans with Disabilities Act and the regulations promulgated thereunder.

“Maintain” means to provide Maintenance.

“Maintenance” means such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the Premises in good condition and repair.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant from time to time under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Premises or any portion thereof, including without limitation any ground or master Lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Operating Expenses” means (i) the reasonable costs, charges and expenses incurred by Landlord in connection with the performance by Landlord of its obligations under Subsection 9(a) of this Lease including, but not limited to, wages and salaries (and taxes imposed upon employers with respect to such wages and salaries) and fringe benefits paid to persons employed by Landlord or any management company, who are associated with the Premises for such time that their work directly relates to the Premises), (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) the reasonable costs of alterations and improvements made to the Premises pursuant to requirements of Laws which are not capital in nature, (iv) all levies, taxes (including real estate taxes, school district taxes, sales taxes, gross receipt taxes and the gross receipts portion of any Business Privilege Tax or similar tax assessed by the City of Philadelphia), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Premises, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Premises, it being understood that, if the Premises is subject to a real estate tax abatement program and such program ceases to benefit the Premises during the Term, the real estate and school district taxes will increase, and (v) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements which are made (A) pursuant to requirements of Laws enacted after the Commencement Date, (B) for the purpose of reducing Operating Expenses, or (C) for the purpose of directly enhancing Tenant’s safety, (vi) a management fee, which shall be equal to 4% of the Minimum Annual Rent and Operating Expenses (the “Management Fee”) Notwithstanding anything to the contrary in this Lease, the following shall not be included in Operating Expenses: (i) the cost of any items of a capital nature; provided, however, Operating Expenses may include annual contributions toward the replacement costs actually incurred by Landlord, based on a full amortization of the replacement cost over the useful life of the item in question, of the following capital items; (A) roof replacements, (B) parking area resurfacing, and (C) governmentally required improvements or alterations (but not those related to hazardous materials) in connection with laws enacted after the Commencement Date; (ii) charges charged to Tenant under any other sections of this Lease or covered by insurance or condemnation proceeds; (iii) legal fees; (iv) initial acquisition, construction, and installation costs (or assessments for such costs) for additions or upgrades to the Premises; (v) the cost of any work which is covered by Landlord’s Construction Warranties or any other warranties; (vi) costs and expenses attributable to any personnel except to the extent the time and energies of such personnel are devoted exclusively to the Premises; (vii) any management fees other than the 4% Management Fee described above; (viii) charges for any item for which Landlord has established a reserve until such reserve has been depleted; (ix) items not typically included as operating and maintenance costs in similar Premises in the region; (x) Landlord’s depreciation on the Building; (xi) Landlord’s direct financing and refinancing costs, interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease; (xii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the rentable area of the Premises; and (xiii) income, excess profits or corporate capital stock imposed or assessed upon Landlord unless such tax is levied or assessed in lieu of any Rent.

“Ordinary Business Hours” means Monday through Friday inclusive from 8:00 a.m. to 6:00 p.m. and Saturday from 8:00 a.m. to 1:00 p.m., with Holidays excepted.

“Rent” means the Monthly Rent and Additional Rent.

“Rentable Square Feet” means the rentable square feet of the Building which shall be determined using BOMA standards (ANSI* Z65.1 - 1980), with no floor area loss factor and which shall be determined in accordance with Section l(b) of the Lease.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.